10172 Linn Station Road
Louisville, Kentucky 40223

December 7, 2011

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide an update on the status of the Fund’s activities since our last report on October 24, 2011.

M/I Homes Agreement to Purchase Lots in Fawn Lake

On November 30, 2011, the Fund’s wholly-owned subsidiary, NTS/Virginia Development Company (“NTS/VA”), entered into that certain Lot Purchase and Development Agreement with M/I Homes of DC, LLC (“M/I Homes”).  NTS/VA has agreed to sell, and M/I Homes has agreed to purchase, approximately 160 single-family residential lots to be developed in Section 15 of the Fawn Lake development (the “M/I Homes Agreement”).  The base sales price for each of the lots is $61,000 and it is anticipated the lots will be purchased over a number of years.  The M/I Homes Agreement provides for price increases based on the dates the individual lots are ultimately conveyed to M/I Homes.  M/I Homes has a 30-day due diligence period to make various inspections of the property and may terminate the M/I Homes Agreement on or before December 30, 2011, if it is unsatisfied with the condition of the property.

Letter of Intent to Sell Remaining Real Estate Assets of NTS Virginia Development Company

On December 7, 2011, the Fund and its wholly-owned subsidiary, NTS/VA, entered into a non-binding letter of intent (the “NTS Offer”) with NTS Development Company or its designated affiliate (“Devco”) for the purchase and sale of substantially all of the remaining real estate assets of the Fund and its subsidiaries at the Fawn Lake development and the Fund’s 50% interest in Orlando Lake Forest Joint Venture (“OLFJV”).  The only asset owned by OLFJV is an 11-acre tract of commercial land located in Seminole County, Florida.  The lots which are the subject of the Lot Purchase and Development Agreement between NTS/VA and M/I Homes may be included in the sale to Devco in the event the M/I Homes transaction does not ultimately close.  Total consideration for this transaction could total in excess of approximately $16 million (this amount excludes any consideration for the lots being sold to M/I Homes).  Devco has the right to conduct due diligence in connection with its purchase.  A closing on this transaction, if it occurs, is anticipated by April 30, 2012.

Plan of Dissolution and Complete Liquidation

As previously reported, and in accordance with the Fund’s organizational documents, the Fund adopted a Plan of Dissolution and Complete Liquidation of NTS Mortgage Income Fund (“Plan of Liquidation”) in December 2008, and filed a corresponding certificate of dissolution with the Delaware Secretary of State.  Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities.  The Fund will be unable to complete its liquidation within Delaware’s three-year statutory period ending on December 31, 2011, primarily due to its inability to liquidate its single largest asset, the Fawn Lake development.  Accordingly, the Fund intends, in accordance with Delaware law, to petition the Delaware Court of Chancery for an extension of its deadline for liquidation of its assets to no later than April 30, 2012, to permit completion of the transactions with M/I Homes and Devco to be completed.

Upon closing of the M/I Homes Agreement and the Devco transaction and prior to termination of the statutory winding up period (as such period may be extended by the Delaware Court of Chancery), it is anticipated the Fund’s remaining assets and liabilities will be transferred into a liquidating trust.  The trust would continue in existence until such time as all of the trust’s assets have been sold, proceeds received, liabilities settled, final distributions made, or until all applicable statutory periods for such liquidation trust have expired.  To allow for the extension of the Fund’s liquidation period, the Board of Directors amended the Plan of Liquidation accordingly.

If both of the M/I Homes Agreement and Devco transactions close, the Fund’s remaining assets would be (i)  rights to share in a percentage of profits from the sale of lots under the M/I Homes Agreement for five (5) years; (ii)  rights to share in a percentage of profits from the sale of the remaining lots at Fawn Lake being purchased by Devco for five (5) years; and (iii) interests in memberships at the Lake Forest Country Club of Louisville, Kentucky.  Pursuant to the Devco transaction, at the end of five (5) years, Devco will purchase the balance of these remaining assets from the liquidating trust at a predetermined formula.  Thereafter, presuming all its liabilities and obligations have been satisfied, final liquidating distributions will be issued to the Fund’s Stockholders, and the remaining assets will be distributed.

The timing and amounts of liquidating distributions, if any, will depend on the values at which the Fund and the liquidating trustee can achieve the sale of the Fund’s remaining assets, the timing of such sales, the amount of the Fund’s liabilities, and the establishment of appropriate reserves.

NTS Guaranty Corporation Obligation

As you likely recall, NTS Guaranty Corporation (“NTS Guaranty”) has guaranteed that at the time the Fund completes its final liquidation, the total distributions made by the Fund to its stockholders will at least be equal to the stockholders’ original capital contributions.  As of September 30, 2011, the original capital contributions attributable to the Fund’s outstanding shares aggregated $63,690,000 with total distributions of approximately $23,141,000.  NTS Guaranty’s guaranty liability, however, is expressly limited to its assets.  The sole asset of NTS Guaranty is a $10 million demand note from Mr. J.D. Nichols, the Chairman of the Fund’s Board of Directors.

The Fund’s most recent analysis, even after the M/I Agreement and Devco transaction, continues to anticipate that after payment of all of the Fund’s liabilities, the proceeds from liquidation of its assets, together with a $10 million payment from NTS Guaranty, will be insufficient to return to the Fund’s stockholders an amount equal to their original capital contributions.  The current estimate reflects such a significant shortfall that we believe it is highly unlikely to be recovered prior to the issuance of the final liquidating distributions.

NTS Guaranty also guaranteed, in 2008, the PNC Bank loans secured by a deed of trust on the remaining unsold land at Fawn Lake and other assets.  In the event the guaranty to PNC Bank is called upon to repay all or a portion of these loans, the NTS Guaranty assets available to pay its guaranty to the Fund’s stockholders could be reduced.

In the event the transactions contemplated in the NTS Offer occur, NTS Guaranty has agreed to a modified payment schedule to satisfy its payment obligation under the guarantee as follows:

(a)	on December 31, 2013, the aggregate sum of Five Hundred Thousand Dollars ($500,000.00);

(b)	on December 31, 2014, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);

(c)	on December 31, 2015, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00);

(d)	on December 31, 2016, the aggregate sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); and

(e)
on December 31, 2017, the aggregate sum of Five Million Dollars ($5,000,000.00). In the event any such payment is not made when due, the due dates of the remaining payments shall be accelerated by one year and shall be due and payable (along with any amounts due and unpaid) upon such accelerated schedule.

This modified payment schedule is beneficial to Stockholders in light of NTS Guaranty’s position that without this modified payment schedule, its obligation under its purchase price guaranty would not become due until the last payment is made by the liquidation trust.

Future Purchases of Shares

Mr. Nichols, or his affiliated companies, have from time to time, before and during the Fund’s winding-up period, purchased or offered to purchase, shares of the Fund in private transactions.  In the event that the Delaware Court of Chancery extends the Funds’ winding up period until April 30, 2012, Mr. Nichols has indicated he is likely to make offers or purchases of shares of the Fund.  Mr. Nichols may benefit from such purchases to the extent that those purchases reduce the number of shares that become entitled to any future payment by NTS Guaranty or the liquidating trust.

Future Reports

The Fund intends to continue to disclose material events and information by filing current reports on Form 8-K with the Securities and Exchange Commission (“SEC”) as appropriate.  The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC, as appropriate or on our website.  Further information about the Fund, including previously distributed reports, can be obtained free of charge on our website at www.ntsdevelopment.com.  If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

Very truly yours,

NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of 1995 should be evaluated in the context of the factors.

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